                                                                    EXHIBIT 99.5

[BALDWIN LOGO]

Contacts:     Perry Schwartz                         Joel Pomerantz
              Baldwin Piano                          The Dilenschneider Group
              (513) 576-4518                         (212) 922-0900

                BALDWIN PIANO NAMES KAREN L. HENDRICKS CHAIRMAN

              R.S. HARRISON STEPS DOWN AFTER 41 YEARS WITH COMPANY

         LOVELAND, OH, January 14 -- Baldwin Piano & Organ Company (NASDAQ:BPAO) announced today that Karen L. Hendricks, currently president, chief executive officer and a director of the company, has been named chairman of the board, succeeding R.S. Harrison, who has been chairman since 1984.

         Regarding his resignation as chairman and board member, Mr. Harrison told the board that after 41 years at Baldwin, he felt it was time to move on. Mr. Harrison, who led a successful LBO of the company in 1984 and took the company public again in 1986, served as chief executive officer from 1984 to 1994.

         Speaking on behalf of the board, Ms. Hendricks said, "We want to thank Dick Harrison for his more than four decades of dedication to preserving and building the Baldwin franchise. Mr. Harrison joined the predecessor company in 1955 and served as its president since 1974. Management and the board will continue to have access to Mr. Harrison through a three year consulting agreement."

         Baldwin Piano & Organ Company has manufactured and marketed keyboard musical products for more than 130 years and has been providing consumer financing for its instruments for nearly a century. The market leader in acoustic pianos in the United States, Baldwin also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

                                     # # #


                         Baldwin Piano & Organ Company
                             422 Wards Corner Road
                            Loveland, OH 45140-8390
                                 (513) 576-4500